CURRENT REPORT OF MATERIAL EVENTS OR CORPORATE CHANGES

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 16, 2007

                          Level 3 Communications, Inc.
             (Exact name of Registrant as specified in its charter)



Delaware                            0-15658                           47-0210602
(State or other                (Commission File                    (IRS employer
jurisdiction of incorporation)      Number)                  Identification No.)

  1025 Eldorado Blvd., Broomfield, Colorado                                80021
   (Address of principal executive offices)                           (Zip code)

                                  720-888-1000
               (Registrant's telephone number including area code)

                                 Not applicable
         (Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications  pursuant to Rule 425 under the Securities Act (17
       CFR 230.425)

[    ]  Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
        CFR 240.14a-12)

[    ]  Pre-commencement  communications  pursuant  to Rule  14d-2(b)  under the
        Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement  communications  pursuant  to Rule  13e-4(c)  under the
        Exchange Act (17 CFR 240.13e-4(c))





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Item 8.01.  Other Events

Consent Solicitation

On February 16, 2007, Level 3 Communications, Inc. ("Level 3") issued a press release announcing that its wholly owned subsidiary, Level 3 Financing, Inc., has commenced a consent solicitation with respect to certain amendments to the indenture governing Level 3 Financing's outstanding 12.25% Senior Notes due 2013 (the "Consent Solicitation"). The Consent Solicitation will expire at 5:00 p.m., New York City time, on February 23, 2007, unless extended (such date, as it may be extended, the "Consent Date").

On the terms and subject to the conditions of the Consent Solicitation, if Level 3 Financing receives the requisite consents and the supplemental indenture that contains the amendments is executed, Level 3 Financing will pay, following the Consent Date and the satisfaction of the other conditions contained in the Consent Solicitation, to each Holder who has validly delivered (and has not revoked) a valid consent on or prior to the Consent Date, $5.00 for each $1,000 in principal amount of 12.25% Senior Notes due 2013.

The press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference as if set forth in full.

Tender Offers

On February 20, 2007, Level 3 issued a press release announcing that it commenced a tender offer to purchase for cash any and all of its outstanding 11.5% Senior Notes due 2010 (the "11.5% Senior Notes") for a price equal to $1,115.26 per $1,000 principal amount of the 11.5% Senior Notes, which includes $1,085.26 as the purchase price and $30.00 as a consent payment (the "11.5% Notes Tender Offer"). The 11.5% Senior Notes were initially issued in January 2006 in an aggregate principal amount of approximately $692 million, all of which is currently outstanding.

The press release also announced that Level 3 commenced a tender offer to purchase for cash any and all of its outstanding 10 3/4% Senior Euro Notes due 2008 (the "Senior Euro Notes") for a price equal to euro 1,061.45 per euro 1,000 principal amount of the Senior Euro Notes, which includes euro 1,031.45 as the purchase price and euro 30.00 as a consent payment (the "Euro Tender Offer" and together with the 11.5% Notes Tender Offer, the "Tender Offers"). The 10 3/4% Senior Euro Notes due 2008 were initially issued in February 2000 in an aggregate principal amount of euro 500 million, of which euro 49,773,000 is currently outstanding.

In connection with the Tender Offers, Level 3 is soliciting consents to certain proposed amendments to the respective indentures governing the notes that are subject to the Tender Offers to eliminate substantially all of the covenants, certain repurchase rights and certain events of default and respective related provisions contained in those indentures.

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The Tender Offers are also subject to the satisfaction or waiver of certain other conditions as set forth in the applicable Offer to Purchase. It is a condition to the consummation of the Tender Offers that the holders of at least a majority of the outstanding aggregate principal amount of each series of notes consent to the amendments to the applicable indenture governing those notes.

This report is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the notes that are the subject of the Tender Offers. The Tender Offers may only be made pursuant to the terms of the respective Offer to Purchase and the related Letter of Transmittal.

The press release is filed as Exhibit 99.2 to this Current Report and is incorporated herein by reference as if set forth in full.


Item 9.01.  Financial Statements and Exhibits

          (a)  Financial Statements of Business Acquired

                  None

          (b)  Pro Forma Financial Information

                  None

          (c)  Shell Company Transactions

                  None

          (d)  Exhibits

99.1 Press Release dated February 16, 2007, relating to the consent solicitation being made by Level 3 Financing, Inc.

99.2 Press Release dated February 20, 2007, relating to the launching of tender offers by Level 3 Communications, Inc.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                         Level 3 Communications, Inc.

                                         By:     /s/ Neil J. Eckstein
                                         Neil J. Eckstein, Senior Vice President

Date:  February 20, 2007



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